VERTEX ENERGY, INC. 8-K

Exhibit 99.1

Vertex Energy Provides Operational Update for Q1 2023

Conventional throughput volumes for the first quarter of 2023 within previously forecasted 69,000-72,000 bpd range, reflecting planned facility downtime

Renewable diesel conversion project currently in commissioning and startup following the previously announced mechanical completion on March 31, 2023

First quarter CAPEX guidance increased to $65-$70 million, based on decision to accelerate second quarter project expenses and land early phase II assets ahead of anticipated phase II launch

Total CAPEX spend on conversion project remains aligned with targeted budget range of $110 million - $115 million

HOUSTON, TX / BUSINESSWIRE / April 14, 2023 / Vertex Energy, Inc. (NASDAQ: VTNR) ("Vertex" or “the Company"), a leading specialty refiner and marketer of high-quality refined products, today provided an update to its financial and operational outlook for the first quarter of 2023.

First Quarter Throughput Volumes In-Line with Prior Projections

Throughput volumes at the Company’s Mobile, Alabama Refinery (the “Mobile Refinery”) for the first quarter of 2023 are between 69,000 and 72,000 barrels per day (bpd), aligning with management’s prior expectations. The sequentially lower throughput volumes compared to Q4 2022 reflect the previously communicated facility downtime associated with the final stages of reaching mechanical completion of the renewable diesel (RD) conversion project at the Mobile Refinery. Throughput volumes for the first quarter of 2023 reflect consistent, reliable operations at the Mobile Facility. Operating expenses per barrel for the first quarter of 2023 are estimated to total between $3.85 - $4.00 per barrel, while the capture rate on the benchmark Gulf Coast 2-1-1 crack spread is expected to be 50%-54%, in-line with prior forecasts.

First Quarter CAPEX increased to Reflect Acceleration of Q2 Expenses

Total capital expenditures for the first quarter of 2023 are now expected to be approximately $65-70 million, exceeding the prior forecasted capex range of $30-$35 million. This updated guidance reflects management's decision to bring forward $35 million of planned capital spending for the renewable diesel project from Q2 to Q1. The total project budget range for phase I of the RD conversion project remains in line with the previous target range of $110-$115 million. This acceleration is expected to enable the Company to optimize efficiencies around the project schedule, as well as strengthen the site's position ahead of the anticipated phase II launch. Management believes this decision aligns with the Company's commitment to leveraging a strong focus on the success of the RD project and longer-term value creation for our stakeholders.

Updated 1Q 2023 Guidance Summary

Based on performance during the quarter, we are updating the prior guidance we provided for 1Q 2023 as follows:

1Q 2023
	Prior Guidance	Current Guidance
	(as of 2/28/23)	(as of 4/14/2023)
Mobile Refinery Throughput Volume (Mbpd)[1]	69 - 72	69 - 72
Capacity Utilization (%)	94%	94%
Direct Operating Expense ($/bbl)	$3.85 - $4.00	$3.85 - $4.00
Capture Rate (%)[2]	50% - 54%	50% - 54%
Capex ($/million)	$30 - $35	$65 - $70

1. Mbpd = Thousand barrels per day.
2. Capture rate relates to benchmark Gulf Coast 2-1-1 Crack Spread.

Benjamin P. Cowart, President and CEO of Vertex stated, “In the final stages of Phase I of our Renewable Diesel project, our team continues to deliver outstanding results around safety and execution of the project along our projected timeline. The team on site in Mobile has now exceeded 450,000 work hours on the renewable diesel project, maintaining zero OSHA recordables and with continued strong execution of ongoing day-to-day operations. While the updated CAPEX range for Q1 is now expected to be higher than we had initially forecasted, we believe our decision to leverage Q2 capital expenditures on the RD project, to include some Phase II items, provides the best value over time as we position ourselves for an anticipated safe and successful startup and launch into the second phase of the project. Our overall CAPEX spend on the RD project remains on target, and projected robust refining margins are expected to provide support around the previously planned and announced reduction in conventional throughput related to the shutdown and conversion of the Renewable Diesel Unit.” Mr. Cowart continued, “Our Q1 2023 operational performance once again demonstrates the strength we are consistently seeing from our team at Mobile. I look forward to updating the market on our full Q1 2023 results in the near future.”

ABOUT VERTEX ENERGY

Houston-based Vertex Energy, Inc. (NASDAQ: VTNR), is an energy transition company focused on the production and distribution of conventional and alternative fuels. Vertex owns a refinery in Mobile (AL) with an operable refining capacity of 75,000 barrels per day and more than 3.2 million barrels of product storage, positioning it as a leading supplier of fuels in the region. Vertex is also one of the largest processors of used motor oil in the U.S., with operations located in Houston and Port Arthur (TX), Marrero (LA), and Columbus (OH). Vertex also owns a facility, Myrtle Grove, located on a 41-acre industrial complex along the Gulf Coast in Belle Chasse, LA, with existing hydroprocessing and plant infrastructure assets, that include nine million gallons of storage. The Company has built a reputation as a key supplier of base oils to the lubricant manufacturing industry throughout North America.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as "strategy," "expects," "continues," "plans," "anticipates," "believes," "would," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. The important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the Company’s projected outlook for the first quarter of 2023; the Company’s ability to raise sufficient capital to complete future capital projects and the terms of such funding, to the extent necessary; the timing of planned capital projects at the Company’s Mobile Refinery, downtime associated with such projects and the outcome of such projects; the future production of the Mobile Refinery; the estimated timeline of the renewable diesel capital project at the Mobile Refinery, estimated and actual production and costs associated therewith, estimated revenues over the course of the agreement with Idemitsu, anticipated and unforeseen events which could reduce future production at the refinery or delay planned capital projects, changes in commodity and credits values, and certain early termination rights associated with the Idemitsu agreement and conditions precedent to such agreement; certain mandatory redemption provisions of the outstanding senior convertible notes, the conversion rights associated therewith, and dilution caused by such conversions; the Company’s ability to comply with required covenants under outstanding senior notes and a term loan and pay amounts due under such senior notes and term loan, including interest and other amounts due thereunder; the ability of the Company to retain and hire key personnel; risks associated with the ability of Vertex to complete current plans for expansion and growth, and planned capital projects; the level of competition in our industry and our ability to compete; our ability to respond to changes in our industry; the loss of key personnel or failure to attract, integrate and retain additional personnel; our ability to protect our intellectual property and not infringe on others’ intellectual property; our ability to scale our business; our ability to maintain supplier relationships and obtain adequate supplies of feedstocks; our ability to obtain and retain customers; our ability to produce our products at competitive rates; our ability to execute our business strategy in a very competitive environment; trends in, and the market for, the price of oil and gas and alternative energy sources; the impact of inflation on margins and costs; the volatile nature of the prices for oil and gas caused by supply and demand, including volatility caused by the ongoing Ukraine/Russia conflict, increased interest rates, recessions and increased inflation; our ability to maintain our relationships with our partners; the impact of competitive services and products; the outcome of pending and potential future litigation, judgments and settlements; rules and regulations making our operations more costly or restrictive; changes in environmental and other laws and regulations and risks associated with such laws and regulations; economic downturns both in the United States and globally, increases in inflation and interest rates, increased costs of borrowing associated therewith and potential declines in the availability of such funding; risk of increased regulation of our operations and products; disruptions in the infrastructure that we and our partners rely on; interruptions at our facilities; unexpected and expected changes in our anticipated capital expenditures resulting from unforeseen and expected required maintenance, repairs, or upgrades; our ability to acquire and construct new facilities; our ability to effectively manage our growth; decreases in global demand for, and the price of, oil, due to COVID-19, state, federal and foreign responses thereto, inflation, recessions or other reasons, including declines in economic activity or global conflicts; our ability to acquire sufficient amounts of used oil feedstock through our collection routes, to produce finished products, and in the absence of such internally collected feedstocks, and our ability to acquire third-party feedstocks on commercially reasonable terms; expected and unexpected downtime at our facilities; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; anti-dilutive rights associated with our outstanding securities; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; dependence on third party transportation services and pipelines; risks related to obtaining required crude oil supplies, and the costs of such supplies; counterparty credit and performance risk; unanticipated problems at, or downtime effecting, our facilities and those operated by third parties; risks relating to our hedging activities; and risks relating to planned and future divestitures and acquisitions. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company's publicly filed reports, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on Vertex's future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PRELIMINARY FINANCIAL AND OPERATIONAL DATA

The financial and operational data for the three months ended March 31, 2023, contained in this release are preliminary in nature. The Company’s management has prepared the preliminary financial and operational data contained in this release based on the most current information available to management. The Company’s normal closing and financial reporting processes with respect to its financial and operational data for the three months ended March 31, 2023, have not been fully completed. This preliminary financial and operational data has been prepared by, and is the responsibility of, the Company’s management. Neither the Company’s independent accountants, nor any other independent accounting firm, is expressing an opinion or any other form of assurance with respect thereto. As a result, the Company’s actual financial and operational results for the three months ended March 31, 2023, could be different from the preliminary financial and operational data contained herein, and any differences could be material. The Company has prepared these estimates on a basis materially consistent with its historical financial results and in good faith based upon its internal reporting as of and for the three months ended March 31, 2023. This release is not intended to be a comprehensive statement of financial results for this period. The results of operations for an interim period may not give a true indication of the results to be expected for a full year or any future period.

INVESTOR CONTACT

John Ragozzino Jr., CFA (ICR)

IR@vertexenergy.com